AMENDMENT TO LICENSE AGREEMENT

Amendment to License Agreement by and between TheraCour Pharma, Inc., ("Theracour") as Licensor, and NanoViricides, Inc., (“Nano”) as Licensee.

The License Grant in paragraph 2 is amended and restated as follows:

1) License Grant. Theracour hereby grants to Nano a limited, non-transferable. exclusive license, subject to the provisions of paragraph 2.2 as amended below, for the manufacture, use, sale, or offer of sale of the Licensed Product( s) in the Territory.

2) Paragraph 2.1 of the said License Agreement is amended to include “Rabies Virus”.

3) Paragraph 2.2 of the said License Agreement is clarified, superseded, and replaced by the following paragraph:

“TheraCour retains exclusive rights to develop and synthesize the different TheraCour base polymers used for making the various nanoviricides. A TheraCour base polymer is defined as a polymer that does not have the virus-specific ligand attached to it as yet and its structure is covered in one or more of the specified TheraCour patents. TheraCour also retains the exclusive rights to research and develop the chemistries for attaching the virus-specific ligands to the base polymers. A “ligand” is defined herein as a chemical or biological moiety that is capable of binding to some feature of the targeted virus particle, this enabling targeting to a specific strain, subtype, type or class of virus, or broad or multiple classes of viruses. A ligand itself may be a small chemical moiety, a peptide moiety, a fragment of any antibody, an RNA or DNA “aptamer”, or another chemically defined structure. A TheraCour base polymer is also referred to herein as a “nanomicelle”. A nanomicelle is thus a component element of the Licensed Products. Further, TheraCour agrees to identify, design, and develop ligand(s) necessary for the development of the Licensed Products. As to any Licensed Product, TheraCour retains the initial exclusive right to develop and synthesize the nanomicelles exclusively for Nano. In the event that Theracour is unable to supply the quantities of the nanomicelle(s) required for manufacture of the Licensed Product(s), then upon notice and after any applicable cure periods required under the License agreement, Nano can acquire the nanomicelle(s) from other third party providers.

NanoViricides, Inc.	TheraCour Pharma, Inc.

/s/ Eugene Seymour	/s/ Leo Ehrlich
By Eugene Seymour, President	By Leo Ehrlich, Vice President